Exhibit 99.1
N e w s R e l e a s e
CONTACT: Michael Berman
                      (312) 279-1496
ELS ANNOUNCES CLOSING OF 35 HOMETOWN PROPERTIES AND
$200 MILLION TERM LOAN
CHICAGO, IL. — July 1, 2011 — On May 31, 2011, Equity LifeStyle Properties, Inc. (NYSE:ELS), through its operating partnership (collectively, the “Company”), entered into purchase and other agreements (the “Purchase Agreements”) with certain affiliates of Hometown America, L.L.C. (“Hometown”) to acquire a portfolio of 76 manufactured home communities (the “Hometown Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Hometown Properties for a stated purchase price of $1.43 billion (the “Acquisition”). Total closing costs associated with the Acquisition are expected to be approximately $21 million.
The Company closed on the acquisition of 35 of the Hometown Properties today along with certain manufactured homes and loans secured by manufactured homes located at such Hometown Properties for a purchase price of approximately $451.0 million. The purchase price in connection with this initial closing was funded with: (i) the issuance of 282,759 shares of the Company’s common stock to Hometown with an aggregate stated value of $16.4 million, (ii) the issuance of 286,207 shares of Series B Subordinated Non-Voting Cumulative Preferred Stock (“Series B Preferred Stock”) to Hometown with an aggregate stated value of $16.6 million, and (iii) approximately $418.0 million in cash. The cash was obtained from the proceeds from today’s closing of a $200 million unsecured term loan (the “Term Loan”), described in more detail below, and the net proceeds of the Company’s June 2011 common stock offering.
The Company’s acquisition of the balance of the Hometown Properties is expected to occur by December 31, 2011 and assumption of the indebtedness thereon is subject to receipt of loan servicer consents. The Acquisition is also subject to other customary closing conditions. Accordingly, no assurances can be given that the remainder of the Acquisition will be completed in its entirety in accordance with the anticipated timing or at all.
The Company anticipates that the entire Acquisition will be funded through:
•	the net proceeds of approximately $343.9 million from the Company’s June 2011 public offering of 6,037,500 shares of common stock;

•	the Company’s assumption of approximately $521.1 million of fixed-rate, non-recourse mortgage indebtedness (as of March 31, 2011) secured by 34 of the Hometown Properties with a weighted average interest rate of approximately 5.64% per annum and a weighted average maturity of approximately 6.0 years;

•	the Company’s issuance to Hometown of: (i) 1,708,276 shares of the Company’s common stock, and (ii) 1,740,000 shares of Series B Preferred Stock; which in the Purchase Agreements have a stipulated aggregate value of $200.0 million;

•	approximately $250.0 million of debt capital through two anticipated 10-year secured financings for which the Company has a locked fixed interest rate, on a blended basis, of approximately 5.06% per annum; and

•	proceeds from the Company’s $200.0 million Term Loan.
The Term Loan matures on July 1, 2017 and provides for an interest rate of LIBOR plus 1.85% to 2.80% per annum. The spread over LIBOR is variable based on leverage throughout the loan. In connection with the Term Loan, the Company also entered into a 3-year LIBOR Swap Agreement (the “Swap”) allowing the Company to trade its variable interest rate for a fixed interest rate on the Term Loan. The Swap fixes the underlying LIBOR rate on the Term Loan at 1.11% per annum for the first three years and the Company’s spread over LIBOR after completing the Acquisition is expected to be 2.15% resulting in an all-in interest rate of 3.26% per annum.
Equity LifeStyle Properties, Inc. is a fully integrated owner and operator of lifestyle-oriented properties and owns or has an interest in 342 quality properties in 30 states and British Columbia consisting of 123,065 sites. The Company leases individual developed areas, or sites, with access to utilities for placement of factory-built homes, cottages, cabins or recreational vehicles. Customers may lease individual sites or enter right-to-use contracts providing the customer access to specific properties for limited stays. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago. Visit www.equitylifestyle.com for more information.
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated remaining closings in connection with the Acquisition of the Hometown Portfolio and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of the Acquisition of the Hometown Portfolio in its entirety and future acquisitions, if any, and timing and effective integration with respect thereto;

•	the Company’s inability to secure the contemplated debt financings to fund a portion of the stated purchase price of the Acquisition on favorable terms or at all and the timing with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
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